FORM **BCA 10.30**
ARTICLES OF AMENDMENT
Business Corporation Act

Secretary of State
Department of Business Services
Springfield, IL 62756

File # **1834-855-1**

Approved: MJE

Filing Fee: $50

FILED

Oct 24, 2014

Jesse White
Secretary of State

1. Corporate Name:
WELLS-GARDNER ELECTRONICS CORPORATION

2. Manner of Adoption of Amendment:
The following amendment to the Articles of Incorporation was adopted on Oct 24 (Month & Day), 2014 (Year) in the manner indicated below:

- [X] By the shareholders, in accordance with Section 10.20, a resolution of the board of directors having been duly adopted and submitted to the shareholders. At a meeting of shareholders, not less than the minimum number of votes required by statute and by the Articles of Incorporation were voted in favor of the amendment.
- [ ] By the shareholders, in accordance with Sections 10.20 and 7.10, a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by shareholders having not less than the minimum number of votes required by statute and by the Articles of Incorporation. Shareholders who have not consented in writing have been given notice in accordance with Section 7.10.
- [ ] By the shareholders, in accordance with Section 10.20, a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by all the shareholders entitled to vote on this amendment.

3. Text of Amendment:
When amendment effects a name change, insert the New Corporate Name below.
Article I: Name of the Corporation:
AG&E HOLDINGS INC.

4. The undersigned Corporation has caused these Articles to be signed by a duly authorized officer who affirms, under penalties of perjury, that the facts stated herein are true and correct.

Dated Oct 24 (Month & Day), 2014 (Year)

Exact Name of the Corporation:
WELLS-GARDNER ELECTRONICS CORPORATION

JAMES F. BRACE
Authorized Officer's Signature

SECRETARY
Title